Exhibit 10.7

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (this “Agreement”), dated as of April 4, 2013 (the “Effective Date”), is entered into by and between Cypher Entertainment Group LLC, a New York limited liability corporation (“Licensee”), and Beamz Interactive, Inc., a Delaware corporation (“Beamz”), and amends that certain License Agreement dated as of August 30, 2012 by and between Licensee and Beamz (the “License Agreement”).  Licensee and Beamz are each sometimes referred to herein as a “Party” and collectively as the “Parties.”  All capitalized terms used, but not otherwise defined herein have the meanings set forth in the License Agreement.

W I T N E S S E T H:

WHEREAS, the Parties hereto desire to amend the License Agreement as provided below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I. AGREEMENTS

1.1 Amendments to License Agreement.  The License Agreement is hereby amended as follows:

(a) The second sentence of Section 3.2(a) is hereby deleted in its entirety and replaced with the following:

For so long as Licensee delivers to Beamz the Minimum Obligations (as defined below) within the period of time specified in Article IV below, Beamz agrees that Beamz shall not (a) except as set forth in the foregoing sentence, manufacture or have manufactured, the Smart Phone Beamz Player; or (b) license the Licensed IP for use by any other person or entity to make a Beamz Player that is powered by a Smart Phone; provided, however, nothing in the foregoing or in this Agreement shall prevent Beamz from manufacturing, marketing and selling – to any distributions channels or customers or markets - Beamz Products that operate with Smart Phones.

(b) The following shall be added as new Section 3.3:

When completed, Beamz will provide Licensee with the design of its new Beamz consumer product printed circuit board, firmware and source code and iOS software application and source code for use in the development of the Smart Phone Beamz Player permitted in this Licensee Agreement, but for no other purpose whatsoever; provided, however, (i) except for a soft launch in the Apple stores, Licensee will not introduce the Smart Phone Beamz Player to the market in 2013 without Beamz approval, which approval will not be unreasonably withheld, and (ii) Licensee will create a separate, new user interface that is substantially different than the Beamz user interface for the iOS application.

(c) The following shall be added as new Section 4.10:

Beamz will pay Licensee 5% of the F.O.B. cost (excluding tooling amortization) of each unit sold, payable per unit, upon the occurrence of a user account download of a new iOS version of Beamz Player Software for use on a Smart Phone with a Beamz Player..  This royalty does not apply to (a) multiple downloads from the same user account for use on a single Beamz Player; (b) any free Beamz software applications that are not capable of working with a Beamz Player; and (c) any software application for use on a PC, MAC computer, tablet computer, or other non-Smart Phone device.

II. GENERAL PROVISIONS

2.1 Except as specifically provided herein, the Agreement shall remain in full force and effect.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

BEAMZ INTERACTIVE, INC. By: /s/ Charles R. Mollo Charles R. Mollo, Chief Executive Officer

CYPHER ENTERTAINMENT GROUP LLC By: /s/ David Elmekies David Elmekies, President